Standish, Ayer & Wood Master Portfolio
N-SAR Filing dated 9/30/2002
Item 77Q3

Section (a)(i): The President and the Treasurer have concluded that, based on their evaluation as of a date within 90 days of the filing date hereof, the disclosure controls and procedures of the Standish, Ayer & Wood Master Portfolio are reasonably designed to achieve the purposes described in the attached certification, Section (a)(iii).

Section  (a)(ii):  There were no  significant  changes in Standish,  Ayer & Wood
Master   Portfolio's   internal   controls  or  in  other   factors  that  could
significantly affect these controls subsequent to the date of their evaluation.

Section (a)(iii): Certifications of the President and the Treasurer of Standish, Ayer & Wood Master Portfolio are attached.